STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF EVERYTHINGAMPED CORPORATION

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That pursuant to a unanimous consent in lieu of a meeting of the Board of Directors of EVERYTHINGAMPED CORPORATION (the "Corporation") dated April 28, 2017, resolutions were duly adopted setting forth an amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and authorizing the officers of the Corporation to effect such amendment as soon as practicable. Said amendment may be duly adopted by the Board of Directors of the Corporation without shareholder approval pursuant to Section 242(b)(1) of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "ONE" so that, as amended, said Article shall be and read as follows:

The name of the Corporation is EvaMedia Corp.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28TH day of April, 2017.

By: EVERYTHINGAMPED CORPORATION

Name:/s/ David Boulette

Title: CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:35 PM 04/28/2017
FILED 04:35 PM 04/28/2017
SR 20172906942 - File Number 5673053